Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:

Mel Stephens

(248) 447-1624

Joel Elsesser

(248) 447-5512

Lear Increases Share Repurchase Authorization to $1.5 Billion

and Raises Quarterly Cash Dividend by 40%

from $0.50 to $0.70 Per Share

SOUTHFIELD, Michigan, February 14, 2018 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical systems, today announced that its Board of Directors has authorized an increase in the Company’s share repurchase authorization to $1.5 billion and extended the authorization period until December 31, 2020. In addition, the Board raised the quarterly cash dividend on the Company’s common stock by 40% from $0.50 per share to $0.70 per share. The next dividend is payable on March 26, 2018 to shareholders of record at the close of business on March 7, 2018.

“The Company’s record financial performance, balance sheet strength and very favorable outlook are allowing us to significantly increase our dividend and continue our proven track record of returning capital to our shareholders,” said Matt Simoncini, Lear President and Chief Executive Officer. For some time now, we have made significant investments in our business which have given Lear unique product capabilities and an industry-leading cost structure. Today we are in the strongest competitive position in our 100-year history. Over the last five years, we have returned record levels of cash to our shareholders in the form of dividends and share repurchases. Lear’s total return to shareholders during this period was 300%, better than any of our peers and three times the return for the S&P 500.”

“Lear’s Board of Directors fully supports the Company’s balanced strategy of investing in the business and consistently returning cash to shareholders, while maintaining a strong and flexible balance sheet. The shareholder actions announced today are consistent with this strategy and demonstrate the confidence Lear’s Board has in the Company’s outlook,” said Henry D. G. Wallace, Lear’s Non-Executive Chairman.

At the end of 2017, Lear had $546 million remaining on its share repurchase authorization. Including today’s action, Lear’s total available share repurchase authorization is now $1.5 billion. Since the Company began its share repurchase and dividend programs in 2011, Lear has returned approximately $4 billion to shareholders, including the repurchase of 42% of the Company’s shares outstanding at the commencement of our share repurchase program.

Lear may implement share repurchases under its share repurchase authorization utilizing a variety of methods including open market purchases, accelerated share repurchase programs, privately negotiated transactions and structured repurchase transactions. Share repurchases are subject to the Company’s alternative uses of capital and prevailing financial, market and industry conditions.

Lear’s 2018 Annual Stockholders Meeting will be held on May 17, 2018 at 9:00 a.m. Eastern Time, at the Company’s corporate headquarters, 21557 Telegraph Road, Southfield, Michigan 48033. The record date for determining eligibility to vote at the 2018 Annual Meeting is March 22, 2018.

About Lear Corporation

Lear Corporation was founded in Detroit in 1917 as American Metal Products. Today, Lear is one of the world’s leading suppliers of automotive seating and electrical systems (E-Systems). Lear serves every major automaker in the world, and Lear content can be found on more than 400 vehicle nameplates. Lear’s world-class products are designed, engineered and manufactured by a diverse team of approximately 165,000 employees at 257 locations in 39 countries. Lear currently ranks #151 on the Fortune 500. Lear’s headquarters are in Southfield, Michigan. Further information about Lear is available at lear.com or follow us on Twitter @LearCorporation.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its other Securities and Exchange Commission filings. Future operating results will be based on many factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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